AMENDMENT TO

DOLLAR GENERAL CORPORATION

1998 STOCK INCENTIVE PLAN

(As Amended and Restated effective June 2, 2003,

as modified through August 26, 2003)

1.

Section 8(c) of the Dollar General Corporation 1998 Stock Incentive Plan (the “Plan”) is amended, effective as of January 1, 2005, to read as follows with respect to Restricted Units which are not both earned and vested as of December 31, 2004:

(c)

Outside Director Restricted Unit Awards

(i)

Each Outside Director shall receive an annual Outside Director Restricted Unit Award of 4,600 Restricted Units.  In the event an Outside Director serves as Chairman of the Board, the annual Outside Director Restricted Unit Award shall be 6,000 Restricted Units.

(ii)

Subject to earlier vesting as provided in Section 9, each Outside Director Restricted Unit Award shall vest on the first anniversary of the date of grant if the grantee is still a member of the Board on such date.

(iii)

An Outside Director shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Corporation’s shareholders until such time as the shares of Common Stock attributable to such Restricted Units have been issued.

(iv)

Dividend Equivalents.  Whenever a dividend, other than a dividend payable in the form of shares of Common Stock, is declared with respect to the shares of Common Stock, the number of Restricted Units credited to an Outside Director shall be increased by the number of Restricted Units determined by dividing:

(A)

the product of:

(1)

the number of Restricted Units credited to such Outside Director on the related dividend record date and

(2)

the amount of any cash dividend declared by the Corporation on a share of Common Stock (or, in the case of any dividend distributable in property other than shares of Common Stock, the per share value of such dividend, as determined by the Corporation for purposes of Federal income tax reporting) by

(B)

the Fair Market Value on the related dividend payment date.

(v)

Subject to Section 9 and (xiii) below, no shares of Common Stock shall be distributed, or amount paid, to any Outside Director in respect of any Restricted Units until such time as such Outside Director has ceased to be a member of the Board

(but in no event earlier than the first day of the calendar month that is at least more than six months after the Service Termination Date (as defined below) if the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A(a)(2)(B)(i) of the Code.

(vi)

An Outside Director may elect:

(A)

to receive a distribution of shares of Common Stock in respect of the Outside Director’s Restricted Units in a single lump sum payment or in such number of annual installments, not to exceed ten, as the Outside Director shall elect; and

(B)

whether the lump sum distribution or first installment shall be made:

(1)

as soon as practicable after the Service Termination Date (subject to deferral to the first day of the calendar month that is more than six months after the Service Termination Date if the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A of the Code as provided in (v) above);

(2)

on the first day of the calendar month beginning more than six months after the Service Termination Date; or

(3)

on the first anniversary of the Service Termination Date.

Each Outside Director is entitled to make the initial payment elections (the “Initial Payment Elections”) described above which will apply to all Restricted Units granted to the Outside Director hereunder. If an Outside Director fails to make such elections in accordance with the procedures set forth herein, the Initial Payment Elections will be considered to be the Plan Default Payment Provisions (as defined below). When used herein, the term “Initial Payment Elections” means either the Initial Payment Elections made by the Outside Director or, if no such Initial Payment Elections have been made, the Plan Default Payment Provisions. An Outside Director receiving a grant of Restricted Units for the first time must make the Initial Payment Elections, if at all, within thirty (30) calendar days after the initial grant date (or by any other date permitted or required by Section 409A of the Code and utilized by the Committee, including, without limitation, the December 31, 2005 election deadline provided in IRS Notice 2005-1) or the Plan Default Payment Provisions will apply.  The Initial Payment Elections of an Outside Director who was granted Restricted Units prior to December 31, 2004 will be those in place on December 31, 2005 (or on any other date permitted or required by Section 409A of the Code and utilized by the Committee).

An Outside Director may make changes to the Initial Payment Elections subject to the following conditions:

(A)

such changes may not be made later than one full year prior to the date as of which his or her service as an Outside Director terminates (the “Service Termination Date”);

(B)

an Outside Director may not make any change to either the Initial Payment Elections or to any subsequent payment elections after December 31, 2005 that would have the effect of accelerating the time or schedule of payment (e.g., change from installments to a lump sum or accelerate time of payment); and

(C)

except for elections to change the time or form of payment in the case of death or disability (within the meaning of Section 409A(a)(2)(C) of the Code), such changes must defer the first payment for at least five (5) years from the otherwise applicable payment date.

All payment elections (whether Initial or subsequent) shall be filed in writing with the Secretary of the Corporation and shall be effective when received by the Secretary; provided that, if an Outside Director’s Service Termination Date occurs within one full year of the date an election is received it shall be deemed to be ineffective and the last election filed more than twelve months before the Service Termination Date shall be deemed to be effective.

(vii)

Any payment to be made to an Outside Director shall be made in shares of Common Stock; provided, that any fractional shares of Common Stock to be delivered in respect of Restricted Units shall be settled in cash based upon the Fair Market Value on the last business day immediately prior to the date such shares would otherwise have been delivered to the Outside Director or the Outside Director’s beneficiary; provided, further, that the Committee may, in its sole discretion, elect to pay cash, or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units.  If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock as of on the last business day immediately prior to the date on which the distribution is required to be made.

(viii)

If an Outside Director fails to specify a commencement date for a distribution in accordance with Section 8(c)(vi), such distribution shall commence as soon as practicable after the Service Termination Date, unless the Outside Director is considered to be a key employee of a publicly traded employer for purposes of the distribution limitations of Section 409A of the Code as provided in (v) above, in which case the distribution shall commence on the first day of the calendar month that is at least six months after the Service Termination Date (the “Plan’s Default Payment Time”).  If an Outside Director fails to specify whether a distribution shall be made in a lump-sum payment or a number of installments, such distribution shall be made in a lump-sum payment (the “Plan’s Default Payment Form” and, together with the Plan’s Default Payment Time, the “Plan’s Default Payment Provisions”).

(ix)

In the case of any distribution being made in annual installments, each installment after the first installment shall be paid on the first business day of each subsequent calendar year until the entire amount shall have been paid.  The value of any installment payment payable in cash shall be an amount equal to the product of:

(A)

the number Restricted Units then standing to the credit of an Outside Director (which shall be net of the number of Restricted Units with respect to which a prior installment payment has been made);

(B)

the Fair Market Value of a share of Common Stock on the last business day immediately prior to the date as of which such installment is payable; and

(C)

a fraction, the numerator of which is one and the denominator of which is the number of installments (including the then current installment) remaining to be paid.

(x)

Outside Director Restricted Unit Awards shall not be transferable without the prior written consent of the Board other than (i) transfers by the holder to a member of his or her Immediate Family or a trust for the benefit of the holder or a member of his or her Immediate Family, or (ii) transfers by will or by the laws of descent and distribution or a qualified domestic relations order.

(xi)

Recipients of Outside Director Restricted Unit Awards shall enter into a restricted unit agreement with the Corporation setting forth the terms of such grant as provided herein.

(xii)

Termination of Service

(A)

If an Outside Director’s service as a director of the Corporation terminates by reason of death, Disability or Normal Retirement, all Outside Director Restricted Unit Awards held by such Outside Director shall immediately vest.

(B)

If an Outside Director’s service as a director of the Corporation terminates for any reason other than death, Disability or Normal Retirement, all Unvested Outside Director Restricted Unit Awards held by such Outside Director shall thereupon terminate, except that if an Outside Director’s service as a director is terminated for Cause (as such term is defined in Section 5(j) of this Plan) all Restricted Units shall terminate and be forfeited.

(C)

In the event of the death of an Outside Director, any payment due in respect of the Outside Director’s Restricted Units shall be made to the beneficiary designated in writing by such Outside Director and filed with the Secretary of the Corporation, or, in the absence of such designation, to the Outside Director’s estate.  Any such payment shall be made at the same time and subject to the same conditions as would have applied had the Outside Director survived and the date of his or her death been treated as the termination date of the Outside Director’s service, unless the Outside Director shall have specified that an alternative form of payment permitted under the Plan should apply in the event of his or her death.

(xiii)

Outside Director Restricted Unit Awards shall be subject to Section 9, provided, that no payment in respect of any Restricted Units shall be accelerated pursuant to Section 9 unless the Change in Control is a change in ownership or effective control, or in the ownership of a substantial portion of the assets, of the Corporation for purposes of Section 409A(a)(2)(A)(v) of the Code.  The number of Outside Director Restricted Units theretofore awarded shall be adjusted automatically in the manner prescribed by Section 3(c).

(d)

Any applicable withholding taxes shall be paid in shares of Common Stock subject to the Outside Director Option or Outside Director Restricted Unit Award valued as the Fair Market Value of such shares unless the Corporation agrees to accept payment in cash in the amount of such withholding taxes.

(e)

The Board, in its sole discretion, may determine to reduce the size of any Outside Director Option or Outside Director Restricted Unit Award prior to grant or to postpone the vesting or distribution of any Outside Director Restricted Unit Award prior to grant.

2.

The following new Section 8(f) is added the Plan, effective as of January 1, 2005, to read as follows with respect to Restricted Units which are both earned and vested as of December 31, 2004:

(f)

Unless otherwise expressly provided, Outside Director Restricted Units which are both earned and vested as of December 31, 2004 shall not be affected by the Plan changes adopted as of January 1, 2005 to comply with Section 409A of the Code; and the time and form of payment provisions of the Plan applicable thereto on December 31, 2004 shall continue to apply to such Outside Director Restricted Units.

3.

The following new Section 12(j) is added to the Plan, effective as of January 1, 2005, to read as follows:

(j)

It is intended that any compensation, benefit or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code and which is not both earned and vested as of December 31, 2004 shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  The Committee is authorized to amend the Plan or any election under the Plan as may be determined by it to be necessary or appropriate to evidence or further evidence such required compliance with Section 409A of the Code.

It is specifically intended that all elections, consents and modifications thereto under the Plan with respect to compensation, benefit or other remuneration provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code and which is not both earned and vested as of December 31, 2004 will comply with the applicable requirements of Section 409A of the Code (including any transition or grandfather rules thereunder).  The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Section 409A of the Code (including any transition or grandfather rules thereunder).

It is also intended that if any compensation, benefit or other remuneration which is provided pursuant to or in connection with the Plan is considered to be nonqualified deferred compensation for purposes of Section 409A of the Code but for being earned and vested as of December 31, 2004, then no material modification of the Plan after October 3, 2004 shall apply to such Plan benefits which are earned and vested as of December 31, 2004 unless such modification expressly so provides.